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                                                                    EXHIBIT 10.1

                   COMPOUND DISCOVERY COLLABORATION AGREEMENT

         This Compound Discovery Collaboration Agreement (this "Agreement") is entered into as of October 17, 2000 (the "Effective Date") by and between ArQule, Inc. ("ArQule"), a Delaware corporation, and Genome Therapeutics Corporation ("GTC"), a Delaware corporation.

                                 R E C I T A L S

         WHEREAS, ArQule and GTC previously entered into a Research Collaboration and License Agreement dated as of May 19, 1998 (the "1998 Agreement") pursuant to which the Parties agreed to collaborate regarding research, development and commercialization of certain compounds selected by the Parties based on the screening of compounds proprietary to ArQule against certain targets proprietary to GTC;

         WHEREAS, the Parties desire to terminate the 1998 Agreement and restructure the nature and scope of their collaboration as more fully set forth below; and

         WHEREAS, the Parties desire to continue to engage in joint research activities and to pursue further development of selected compounds discovered hereunder in accordance with the terms hereof.

         NOW, THEREFORE, ArQule and GTC hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the capitalized terms set forth below shall have the following meanings:

         1.1. "Active Compound" means any ArQule Compound, GTC Compound, Other Compound, or Analog Compound which exhibits confirmed significant functional activity against a GTC Target in a primary screen, as determined by the Research Committee in accordance with Subsections 3.4.3. or 3.4.4.

         1.2. "Affiliate" means any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by a Party. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

         1.3. "Analog Compound" means a chemical compound that (i) exhibits significant structural similarity to an initially identified Collaboration Compound, (ii) was discovered or developed using information obtained by screening one or more Collaboration Compounds, or (iii) was structurally derived in one or more steps from a parent Collaboration Compound by a process of modification or partial substitution of at least one component wherein at least one structural feature is retained at each process step.

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         1.4. "ArQule Compound" means a small organic chemical molecule in a
Mapping Array Set, Compass Array Set, or Biased Array Set (as described in the Collaboration Plan) and provided by ArQule to GTC as directed by the Research Committee under this Agreement or previously provided to GTC under the 1998 Agreement.

         1.5. "Available Compound" means an ArQule Compound, GTC Compound, Analog Compound, or Other Compound (i) the rights to which are not licensed or otherwise committed by ArQule or GTC to a Third Party for use in the Field or
(ii) that has not been committed to an internal ArQule or GTC program in the Field. "Available Active Compound" means an Active Compound that is also an Available Compound.

         1.6. "Available Target" means a GTC Target (i) the rights to which are not licensed or otherwise committed by GTC or ArQule to a Third Party for use in the Field or (ii) that has not been committed to an internal GTC or ArQule program in the Field.

         1.7 "Collaboration" means the joint research and development effort undertaken by the Parties pursuant this Agreement, all as more specifically contemplated in the Collaboration Plan

         1.8. "Collaboration Compound" means (i) any Available Active Compound designated by the Research Committee as a Collaboration Compound pursuant to Subsection 3.4.5. and (ii) any Analog Compound developed by the Parties in the Collaboration as described in Section 3.6., provided that such Analog Compound is an Available Compound as required under Section 3.6.

         1.9. "Collaboration Compound Set" means a set of Collaboration Compounds that share substantial chemical or structural homology, and which exhibit significant functional activity for the same Collaboration Target, as determined by the Research Committee.

         1.10. "Collaboration Plan" means the overall plan for research and development activities for typical projects in the Collaboration, as set forth in Exhibit A as the same may be modified from time to time by the Steering Committee.

         1.11. "Collaboration Product" means any product containing as one of its constituents any Collaboration Compound or Analog Compound.

         1.12. "Collaboration Target" means any Available Target designated by the Research Committee as a Collaboration Target pursuant to Subsection 3.4.5.

         1.13. "Collaboration Work Product" means, individually or collectively, any Collaboration Compound, Collaboration Compound Set, GLP Toxicology Candidate, or IND Candidate and its corresponding Collaboration Target, as well as all related Technology.

         1.14. "Commercialization Plan" means a plan developed and approved by the Steering Committee for the sale, license, or other transfer of commercial rights in Collaboration Work Product to a Third Party, as described in Section 3.9.

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         1.15. "Confidential Information" means any research, technical, or business information furnished by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") in connection with this Agreement. Such Confidential Information may include, without limitation, the identity or use of a chemical compound, the identity or use of a biological target, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, Steering Committee reports, Research Committee reports, royalty reports, product and marketing plans, clinical development plans, and customer and supplier information.

         1.16. "Field" means *****.

         1.17. "GLP Toxicology Candidate" means a Collaboration Compound that meets or exceeds the criteria established by the Research Committee for a compound that is ready for submission to IND enabling toxicology studies, as documented in the Research Plan.

         1.18. "Gross Revenues" means *****.

         1.18. "GTC Compound" means a small organic chemical molecule in a screening library that GTC includes for screening against GTC Targets in the Collaboration, as directed by the Research Committee.

         1.19. "GTC Target" means each molecular target selected by the Research Committee for use in the Collaboration, as further described in Subsection
3.4.1. below.

         1.20. "IND" means an investigational new drug application filed with the United States Food and Drug Administration ("FDA") prior to beginning clinical trials in humans or any comparable application filed with the regulatory authorities of a country other than the United States, prior to beginning clinical trials in humans in that country.

         1.21. "IND Candidate" means a Collaboration Compound that meets or exceeds the criteria established by the Research Committee for a compound that is ready for human clinical trials, including data sufficient to support the filing of an IND, as documented in the Research Plan.

         1.22. "Other Compound" means a small organic chemical molecule that the Parties have jointly acquired from a Third Party for use in the Collaboration.

         1.23. "Patent Rights" means any rights in United States patent application and any divisional, continuation, or continuation-in-part of such patent application (to the extent the claims are directed to subject matter specifically described therein), as well as any patent issued thereon and any reissue or reexamination of such patent, and any foreign counterparts to such patents and patent applications. "ArQule Patent Rights" means Patent Rights that are either (i) assigned solely to ArQule, (ii) assigned jointly to ArQule and an Affiliate of ArQule or a Third Party, or (iii) licensed to ArQule, in each case to the extent that ArQule has the ability to license or sublicense all rights reasonably required in connection therewith in order to engage in any

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activities contemplated under this Agreement without payment of valuable consideration to any other Third Party. "GTC Patent Rights" means Patent Rights that are either (i) assigned solely to GTC, (ii) assigned jointly to GTC and an Affiliate of GTC or a Third Party, or (iii) licensed to GTC, in each case to the extent that GTC has the ability to license or sublicense all rights reasonably required in connection therewith in order to engage in any activities contemplated under this Agreement without payment of valuable consideration to any other Third Party. "Joint Patent Rights" means Patent Rights (i) in Collaboration Compounds and their use against Collaboration Targets or (ii) that are assigned to both ArQule and GTC as joint owners or are otherwise jointly invented by one or more employees or consultants of GTC and one or more employees or consultants of ArQule in connection with the Collaboration.

         1.24. "Research Committee" means the Research Committee described in
Section 2.1.

         1.25. "Research Materials" means any tangible research materials, whether biological, chemical, physical, or otherwise. "Proprietary Research Materials" means any Research Materials proprietary to a Party and which such Party designates as confidential. For the purposes hereof, the Parties acknowledge and agree that all ArQule Compounds, GTC Compounds and GTC Targets shall constitute Proprietary Research Materials.

         1.26. "Research Plan" means the specific, detailed plan for research and development activities in the Collaboration that is developed by the Research Committee and approved by the Steering Committee, as revised from time to time by the Steering Committee based on recommendations from the Research Committee. The Parties anticipate that they will update the Research Plan on at least a quarterly basis.

         1.27. "Steering Committee" means the Steering Committee described in
Section 2.2. of this Agreement.

         1.28. "Party" means either GTC or ArQule.

         1.29. "Parties" mean GTC and ArQule, collectively.

         1.30 "Third Party(ies)" means an entity(ies) which is not a Party or an Affiliate.

         1.31. "Technology" means any proprietary development, idea, design, concept, technique, process, invention (whether a composition of matter or otherwise), Research Material, discovery, trade secret, copyright, or improvement, whether or not patentable or copyrightable. "ArQule Technology" means Technology that is either (i) assigned solely to ArQule, (ii) assigned jointly to ArQule and an Affiliate of ArQule or a Third Party other than GTC, or
(iii) licensed to ArQule, in each case to the extent that ArQule has the ability to license or sublicense all rights reasonably required in connection therewith in order to engage in any activities contemplated under this Agreement without payment of valuable consideration to any Third Party. "GTC Technology" means Technology that is either (i) assigned solely to GTC, (ii) assigned jointly to GTC and an Affiliate of GTC or a Third Party, or (iii) licensed to GTC, in each case to the extent that GTC has the ability to license or sublicense all rights reasonably required in connection therewith in order to engage in any activities contemplated under this

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Agreement without payment of valuable consideration to any Third Party.
"Collaboration Technology" means (i) all Collaboration Compounds and their use against Collaboration Targets, and (ii) any Technology that is developed, invented, or discovered jointly by one or more employees or consultants of GTC and one or more employees or consultants of ArQule in connection with the Collaboration.

2. Management of Collaboration.

         2.1. Research Committee.

                  2.1.1. Creation of Research Committee. The Parties hereby create a Research Committee with at least four (4) members, with equal representation from each Party. Subject to the approval of the Steering Committee, the Research Committee will manage all research and development activities with respect to the Collaboration. The members initially designated by GTC are ***** and the members initially designated by ArQule are ***** . Either Party may change its representatives on the Research Committee at any time upon written notice to the other Party. The chairperson of the Research Committee shall be designated annually on an alternating basis between the Parties. ArQule shall designate the initial chairperson. The Party not designating the chairperson shall designate one of its representatives as secretary to the Research Committee for such year.

                  2.1.2. Meetings of the Research Committee. Meetings of the Research Committee shall be held not less frequently than once per calendar quarter. Such Meetings shall be held not more than forty-five (45) days after the end of each calendar quarter, or at such other times as the Parties may deem appropriate, at such times and places as the members of the Research Committee shall from time to time agree. Special meetings of the Research Committee may be called by either Party on ten (10) days prior written notice to the other Party unless notice is waived by the Parties; provided, however, that special meetings shall not be called more frequently than once a calendar quarter unless otherwise agreed to by both Parties. All meetings shall alternate between the offices of the Parties unless the Parties otherwise agree. The chairperson shall be responsible for sending notice of meetings to all members. In the event a Research Committee member is unable to attend a meeting of the Research Committee, such Research Committee member may designate an alternate member who will serve solely for that Research Committee meeting.

                  2.1.3. Decisions of Research Committee. A quorum of the Research Committee shall be present at any meeting of the Research Committee if at least one representative of each Party is present at such meeting in person or by telephone. If a quorum exists at any meeting, the unanimous consent of all members of the Research Committee present at such meeting is required to take any action on behalf of the Research Committee.

                  2.1.4. Responsibilities of Research Committee. The Research Committee shall be responsible for the day-to-day conduct and progress of the Collaboration, including without limitation:


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         (i) preparing, the Research Plan and the Collaboration's annual budget for approval by the Steering Committee, and recommending changes, up-dates and revisions thereto to the Steering Committee;

         (ii) managing all technical aspects of the Collaboration, including all research and development activities;

         (iii) providing a forum for the exchange of scientific information among the scientists participating in the Collaboration;

         (iv) resolving matters involving scientific questions;

         (v) determining the criteria of significant functional activity necessary for an ArQule Compound, GTC Compound, Other Compound, or Analog Compound to qualify as an Active Compound, and confirming that such ArQule Compound, GTC Compound, Other Compound, or Analog Compound qualifies as an Active Compound;

         (vi) designating Available Active Compounds as Collaboration Compounds, establishing Collaboration Compound Sets, and adding and removing compounds from Collaboration Compound Sets;

         (vii) designating Available Targets as Collaboration Targets;

         (viii) maintaining an up to date formal written list of all Available Compounds and Available Targets that are reserved compounds and targets, respectively, as contemplated in Sections 3.4.3 and 3.4.4, as well as any Collaboration Compounds, Collaboration Compound Sets and Collaboration Targets so designated;

         (ix) recommending compounds or other Technology from Third Parties for possible use in the Collaboration; and

         (x) such other matters as are expressly reserved for the Research Committee hereunder or referred to the Research Committee from time to time by the Steering Committee.

                  2.1.5. Research Committee Reports. Within ten (10) days following each meeting of the Research Committee held pursuant to Subsection 2.1.2., the secretary of the Research Committee shall prepare and send to each Party a written report of actions taken at the meeting in such form and containing such detail as shall be determined by the Research Committee.

                  2.1.6. Deadlock. In the event that the Research Committee cannot reach agreement with respect to any matter that is subject to its decision-making authority, then the matter shall be referred to the Steering Committee for resolution.

         2.2. Steering Committee.

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                  2.2.1. Creation of Steering Committee. The Parties hereby also create a Steering Committee with at least six (6) members, with equal representation from each Party. At least one member of the Steering Committee from each Party shall also be a member of the Research Committee. The Steering Committee will have overall authority to direct the Collaboration and exclusive approval authority over financial decisions. The members initially designated by GTC are *****. The members initially designated by ArQule are ***** .
Either Party may change its representatives on the Steering Committee at any time upon written notice to the other Party. The chairperson of the Steering Committee shall be designated annually on an alternating basis between the Parties. GTC shall designate the initial chairperson. The Party not designating the chairperson shall designate one of its representatives as secretary of the Steering Committee for such year.

                  2.2.2. Meetings of the Steering Committee. Meetings of the Steering Committee shall be held not less frequently than annually. Such meetings shall be held not more than forty-five (45) days after the end of each calendar year, or at such other times as the Parties may deem appropriate, at such times and places as the members of the Steering Committee shall from time to time agree. Special meetings of the Steering Committee may be called by either Party on ten (10) days prior written notice to the other Party unless notice is waived by the Parties; provided however, that special meetings shall not be called more frequently than once every six months unless otherwise expressly agreed to by both Parties. All meetings shall alternate between the offices of the Parties unless the Parties otherwise agree. In the event a Steering Committee member is unable to attend a meeting of the Steering Committee, such Steering Committee member may designate an alternate member who will serve solely for that Steering Committee meeting.

                  2.2.3. Decisions of the Steering Committee. Unless otherwise specifically designated as a responsibility of the Research Committee pursuant to Subsection 2.1.4., all decisions regarding the contractual and financial relationship created by this Agreement shall be made by the Steering Committee acting in accordance with this Agreement or by agents duly authorized in writing by the Steering Committee. A quorum of the Steering Committee shall be present at any meeting of the Steering Committee if at least one representative of each Party is present at such meeting in person or by telephone. If a quorum exists at any meeting, the unanimous consent of all members of the Steering Committee present at such meeting is required to take any action on behalf of the Steering Committee.

                  2.2.4. Responsibility of Steering Committee. The Steering Committee shall be responsible for approving long-term objectives for, and evaluating the progress of, the Collaboration, including without limitation:

         (i) approving or disapproving the Research Plan and any recommended changes, updates, and revisions to the Research Plan as the same are proposed by the Research Committee from time to time and, acting at its own initiative or on the recommendation of the Research Committee, making changes to the Collaboration Plan;

         (ii) approving the annual budget for the Collaboration and any changes thereto;

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         (iii) reviewing and approving involvement of Third Parties in the
Collaboration;

         (iv) developing Commercialization Plans and managing commercialization of Collaboration Work Product;

         (v) resolving deadlocks of the Research Committee;

         (vi) determining the number of members for both the Research Committee and Steering Committee, beyond the minimum of four and six members, respectively; and

         (vii) such other matters as are expressly reserved to the Steering Committee hereunder.

The Steering Committee may modify the Collaboration Plan as needed to advance the goals of the Collaboration.

                  2.2.5. Steering Committee Reports. Within ten (10) days following each meeting of the Steering Committee held pursuant to Subsection 2.2.2., the secretary of the Steering Committee shall prepare and send to the members of the Steering Committee a detailed written report of actions taken at the meeting in such form and containing such detail as shall be determined by the Steering Committee. The members of the Steering Committee shall thereafter promptly confer via telephone to approve the report. If the members of the Steering Committee do not unanimously approve the report, the members of the Steering Committee shall continue to informally confer in good faith until such time as the members of the Steering Committee unanimously agree; provided, however, that if the members are unable to unanimously agree within sixty (60) days of the relevant meeting, such failure to agree shall be deemed a deadlock subject to the provisions of Section 2.2.6 below.

                  2.2.6. Deadlock. In the event that the Steering Committee declares a deadlock with respect to, or fails to reach agreement within sixty
(60) days as to, any matter relating only to specific activities under the Collaboration (such as designation of Active Available Compounds as Collaboration Compounds; designation of GTC Targets as Collaboration Targets; the initiation or conduct of lead optimization or preclinical development activities; approval of the annual budget; approval of the Research Plan; approval of a Commercialization Plan; or approval of meeting reports) the matter shall not be subject to dispute resolution under Article 10, but shall be referred to the Chief Executive Officers of each Party for resolution within sixty (60) days after the date the deadlock is reached, subject to extension by mutual agreement. If the Chief Executive Officers fail to resolve the matter within the sixty-day period, or such other period that the Parties mutually establish, the Agreement will terminate pursuant to Section 9.6. Any other unresolved disagreements within the Steering Committee and relating to this Agreement shall be referred to dispute resolution in accordance with the procedures set forth in Article 10.

3. Conduct of Collaboration

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         3.1. Scope of Collaboration. The overall objective of the Collaboration is to discover and develop compounds that demonstrate potential as *****, and to sell, license or otherwise transfer commercial rights to those compounds to Third Parties. During the Collaboration, the Parties will (i) perform lead generation activities using ArQule Compounds, GTC Compounds, Other Compounds, and Analog Compounds against multiple GTC Targets to identify Active Compounds and then to designate Collaboration Compounds and Collaboration Targets, (ii) perform lead qualification activities on Collaboration Targets and Collaboration Compounds to prioritize the various combinations of targets and compounds for lead optimization efforts, (iii) perform lead optimization activities on Collaboration Compound Sets to develop one or more GLP Toxicology Candidates,
(iv) if appropriate, conduct work on one or more GLP Toxicology Candidates to develop IND Candidates, and (v) if appropriate, conduct clinical development activities with one or more IND Candidates, in each case as further described below.

         3.2. External Technology.  *****

         3.3. General Responsibilities of Each Party. In general, the Parties intend that GTC will be responsible for biology-related tasks relating to the GTC Targets and ArQule will be responsible for chemistry-related tasks relating to the optimization of Collaboration Compounds, but only until identification of a GLP Toxicology Candidate. If the Parties decide to develop a GLP Toxicology Candidate into an IND Candidate, they will share responsibility for the necessary preclinical activities through the Research Committee and Steering Committee. This allocation of responsibilities reflects the expected contributions from each Party. However, the Research Committee has discretion to allocate specific research and development tasks on a case-by-case basis to the Party that has the best current capability and capacity to complete the task and advance the project. The actual responsibilities of each Party will be determined by the Steering Committee in light of the recommendations of the Research Committee, and described in the Collaboration Plan, as the case may be, or the Research Plan.

         3.4. Lead Generation.

                  3.4.1. Target Selection. The Research Committee will select which GTC Targets to screen in the Collaboration from among those nominated by GTC and accepted by ArQule. GTC will only nominate Available Targets for GTC. ArQule will decline to accept any GTC Targets that are not Available Targets for ArQule. The initial GTC Targets selected by the Research Committee are set forth in the initial Research Plan. The Parties may also screen compounds in assays for which the specific GTC Target is unknown ***** . In this event, the Parties will determine whether the specific GTC Target is an Available Target after the specific GTC Target is identified. In the unlikely case that the specific GTC Target, once identified, is not an Available Target for a Party, the Parties will work together in good faith through the Research Committee and Steering Committee to negotiate a resolution to the conflict. After the Research Committee selects a GTC Target, either Party may, at its sole discretion at any time prior to the date activity is initially determined in respect of an Available Compound and that GTC Target in accordance with Section 3.4.3 below, take action that would cause such GTC Target to no longer constitute an Available Target so long as such Party notifies the Research

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Committee as soon as possible before taking such action. So long as a Party has taken action causing a particular GTC Target to no longer constitute an Available Target prior to the date activity is initially determined in respect of an Available Compound and the corresponding GTC Target, such GTC Target shall no longer constitute an Available Target and shall, subject to the rights of the Parties as set forth below in Article 5, be deemed to have been removed from the scope of the Collaboration.

                  3.4.2. Compound Selection. The Research Committee will decide which libraries of ArQule Compounds (e.g., Compass Array Sets, Biased Array Sets, or Mapping Array Sets, as described in the Collaboration Plan), GTC Compounds, or Other Compounds to screen in the Collaboration. The Research Committee may also decide to screen Collaboration Compounds that are Analog Compounds for a different Collaboration Target.

                  3.4.3. Procedures for ArQule Compounds. The Parties will screen ArQule Compounds as directed by the Research Committee and described in the Collaboration Plan or, as the case may be, the Research Plan. Initially, ArQule will not disclose the structures of individual ArQule Compounds. However, in the case of Compass Array Sets and Mapping Array Libraries, ArQule will disclose the Markush structure of each Compass Array Set and Mapping Array Library as described in the Collaboration Plan. ArQule will disclose to GTC the structures of Active Compounds that are Available Compounds for ArQule. GTC will then determine whether those Active Compounds are Available Compounds for GTC. If an Active Compound is an Available Compound for both Parties, each Party will reserve the availability of the Active Compound. So long as neither Party has notified the other Party that it has withdrawn the GTC Target (if known) as an Available Target before the Active Compound was detected, each Party will reserve the availability of the corresponding GTC Target (if known). The Parties will then proceed to confirm activity as described in the Collaboration Plan. The Parties shall maintain this reservation on the Available Compound and Available Target (if known) for a period of ***** , subject to extension by the Steering Committee (the "Reservation Period"). In contrast, if a Party determines that an Active Compound is not an Available Compound for such Party, the Parties shall immediately cease all information disclosure and activities under this Agreement with respect to that Active Compound.

                  3.4.4. Procedures for GTC Compounds, Other Compounds, and Analog Compounds. During the Collaboration, the Research Committee may decide to screen GTC Compounds, Other Compounds, or Analog Compounds. Such actions shall be documented in the Research Plan. Each Party will have access to the chemical structures of these GTC Compounds, Other Compounds, and Analog Compounds. When the Parties identify an Active Compound from among the GTC Compounds, Other Compounds or, as the case may be, Analog Compounds, each Party will determine whether the Active Compound is an Available Compound for such Party. The parties acknowledge that unless an Analog Compound has reverted to a party in accordance with Section 3.6. or Section 9.5.2, the Analog Compound should be an Available Compound as required under Section 3.6. If an Active Compound is an Available Compound for both Parties, each Party will reserve the availability of the Active Compound. So long as neither Party has notified the other Party that it has withdrawn the GTC

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Target (if known) as an Available Target before the Active Compound was detected, each Party will reserve the availability of the corresponding GTC Target (if known). The Parties will then proceed to confirm activity as described in the Collaboration Plan. The Parties shall maintain this reservation on the Available Compound and Available Target (if known) for the Reservation Period. In contrast, if a Party determines that an Active Compound is not an Available Compound for such Party, the Parties shall immediately cease all information disclosure and activities under this Agreement with respect to that Active Compound.

                  3.4.5. Designation of Collaboration Compounds and Collaboration Targets. The Research Committee will review and consider the pertinent data and, after consideration, shall designate those confirmed Active Available Compounds as the Research Committee determines appropriate "Collaboration Compounds" and designate each corresponding GTC Target (if known) as a "Collaboration Target"; provided, however, that if the Reservation Period has expired for such Active Compounds and GTC Target, the Parties will determine whether the Active Compounds and GTC Target are still Available Compounds and an Available Target before making such determination. If a GTC Target is not known at the time that the Active Compounds are designated as Collaboration Compounds, the Research Committee shall designate the GTC Target as a Collaboration Target promptly after the GTC Target is identified, provided that the GTC Target is an Available Target for both Parties at that time. The Collaboration Compounds and Collaboration Targets will be exclusive to the Collaboration, which means that except as otherwise expressly provided in this Agreement:

         (i) ArQule shall not engage in any research and development activities in the Field on Collaboration Compounds outside of the Collaboration;

         (ii) ArQule shall not knowingly engage in any research and development activities in the Field on Collaboration Targets outside of the Collaboration except to the extent that a Third Party requires ArQule to perform such activities under a binding contract (which ArQule will disclose in advance to GTC);

         (iii) GTC shall not knowingly engage in any research and development activities in the Field on Collaboration Targets outside of the Collaboration; and

         (iv) GTC shall not knowingly engage in any research and development activities on Collaboration Compounds outside of the Collaboration except to the extent that a Third Party requires GTC to perform such activities under a binding contract (which GTC will disclose in advance to ArQule).

In the event that a Party engages in research and development activities with a Third Party with respect to Collaboration Compounds or Collaboration Targets under the limited circumstances permitted under this Subsection, such Party shall establish and observe strict procedures to maintain confidentiality and prevent the exchange of information between such research and development activity with the Third Party and the Collaboration. Such procedures shall be disclosed to, and subject to review and approval by, the Research Committee, and neither Party will commence such research and development activities with a Third Party until the relevant procedures for protecting the confidentiality of, and preventing the exchange of, information have

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been approved by the Research Committee. The other Party shall have the right to audit the other Party's compliance with such procedures upon reasonable prior written notice. All Collaboration Compounds and Collaboration Targets shall remain exclusive to the Collaboration as described above until the Collaboration terminates or the Steering Committee releases a particular Collaboration Compound, Collaboration Compound Set, or Collaboration Target.

         3.5. Lead Qualification. The Parties expect to generate multiple Collaboration Compound Sets with activity for multiple Collaboration Targets (or, if the GTC Target is unknown, the anti-infective activity identified in the relevant assay) in the course of the Collaboration. The Parties further expect that the Research Committee will further qualify and prioritize the various opportunities presented by the combinations of Collaboration Compound Sets and Collaboration Targets (or, if the GTC Target is unknown, the anti-infective activity identified in the relevant assay) as described in the Collaboration Plan (e.g. evaluating their in vitro ADMET characteristics) and the Research Plan.

         3.6. Lead Optimization. The Research Committee will update the Research Plan to provide for the accelerated lead optimization of qualified Collaboration Compound Sets or Collaboration Compounds and the corresponding Collaboration Targets (or, if the GTC Target is unknown, the anti-infective activity identified in the relevant assay), subject to Steering Committee approval. The Research Plan will set project priorities and define success criteria for a GLP Toxicology Candidate. As described in the Collaboration Plan, in a typical project the Parties will iteratively develop and test Analog Compounds based on Collaboration Compounds. The Parties will determine whether a proposed Analog Compound is an Available Compound before synthesis, and only Available Compounds will proceed to synthesis and testing in the Collaboration. Analog Compounds developed by the Parties shall automatically become Collaboration Compounds and, therefore, the Collaboration Compound Set for the Collaboration Target will likely expand as a result of the lead optimization efforts. At the discretion of the Research Committee, the Parties may also use such Analog Compounds in primary screens against other GTC Targets or assays, as described in Section
3.4. The Research Committee may release from the scope of the Collaboration any Collaboration Compounds, Collaboration Compound Sets, and Collaboration Targets that are no longer of interest to the Collaboration, subject to Steering Committee approval; provided, however that the same shall continue to be subject to the rights of the Parties as set forth in Section 9.5. below. Lead optimization activities will continue in a project until the Research Committee recommends that further efforts be stopped and the Steering Committee accepts such recommendation. The Parties anticipate that lead optimization activities will continue in a project until the Parties (i) develop an acceptable GLP Toxicology Candidate, (ii) determine that they are unlikely to develop an acceptable GLP Toxicology Candidate and cease development activities with respect thereto, or (iii) decide to seek commercialization of the Collaboration Work Product as described in Section 3.9 herein.

         3.7. Preclinical Development. In the event the Collaboration produces an acceptable GLP Toxicology Candidate, at the discretion of the Steering Committee, the Parties may decide to initiate preclinical development of such GLP Toxicology Candidate and conduct the necessary preclinical development activities to advance it to the status of an IND Candidate, as described in the Collaboration Plan. In such event, the Research Committee will update the Research Plan to provide for such activities, subject to approval of the Steering Committee. These preclinical development activities will continue with respect to a GLP Toxicology Candidate until the Research Committee recommends that further efforts be stopped and the Steering Committee accepts such recommendation. The Parties anticipate that these preclinical development activities will continue with respect to a GLP Toxicology Candidate until the Parties (i) develop an acceptable IND Candidate,
(ii) determine that they are unlikely to develop an acceptable IND Candidate and cease development activities with respect thereto, or (iii) decide to seek commercialization of the Collaboration Work Product as described in Section 3.9 herein.

         3.8. Clinical Development. In the event the Collaboration produces an acceptable IND Candidate, the Parties may agree to jointly bring such IND Candidate into clinical development. In such event, the Parties will establish mutually acceptable terms under which to proceed into clinical development with the IND Candidate. Alternatively, the Parties may jointly seek Third Parties to provide clinical development support.

         3.9. Commercialization. At any time during the Collaboration, the Steering Committee may decide to sell, license, or otherwise transfer commercial rights in any Collaboration Work Product to a Third Party. In such event, the Steering Committee will develop and approve a Commercialization Plan for each such Collaboration Work Product. Unless otherwise determined by the Steering Committee, the Commercialization Plan will (i) describe the expectations of the Parties regarding the commercial value of the Collaboration Work Product and potential Collaboration Products based on that Collaboration Work Product, (ii) set forth a marketing plan for the Collaboration Work Product (e.g., best potential customers), (iii) state the respective responsibilities of each Party for commercialization of the Collaboration Work Product (e.g., lead negotiator), and (iv) establish a budget for the commercialization activities. The Steering Committee will manage the commercialization process. The Parties anticipate that such commercialization process with respect to any Collaboration Work Product will result in an agreement which provides for the sale, license, or other transfer of commercial rights in that Collaboration Work Product to a Third Party.

         3.10. Early Exit. If a Party desires to cease its involvement with the development of any particular Collaboration Work Product after a period of ***** has elapsed since the date upon which the relevant Collaboration Compounds and Collaboration Target was designated as such by the Research Committee, but not the Collaboration as a whole, then the Parties will dispose of that particular Collaboration Work Product in accordance with the procedures set forth in Section 9.5.

         3.11. Reports and Records. Each Party agrees to promptly and regularly communicate to the other Party all research results from the Collaboration, including quarterly reports to the Research Committee detailing all tests conducted and results obtained by such Party in connection with the Collaboration. Each Party shall prepare and maintain adequate records, including bound laboratory notebooks maintained in accordance with standard scientific procedures, containing all appropriate data reflecting all research results from the Collaboration. In addition, each Party shall retain under appropriate conditions any necessary or desirable samples of Research Materials that are developed or used in the Collaboration.


 *Confidential Treatment has been requested for the marked portion.

4. Allocation of Expenses and Revenues.

         4.1. Expenses. The Research Committee shall establish an annual budget for all activities in the Research Plan, subject to Steering Committee approval. Each Party shall bear the cost of its own overhead and related internal expenses incurred in connection with the conduct of its respective activities under the Research Plan (the "Internal Resources"). The Parties will share equally any reimburseable expenses payable (i) to Third Party service providers, (ii) to in-license or purchase Other Compounds or any other intellectual property rights the Parties may require in order to continue work as contemplated in the Research Plan or the Collaboration Plan, or (iii) in connection with preclinical development activities under Section 3.7. above (collectively, the "External Expenses"), provided such External Expenses are approved in advance by the Steering Committee and included in the annual budget. The Research Committee and Steering Committee shall use their best reasonable efforts to ensure that the cost of Internal Resources expended by each Party are approximately equal on an annual basis. If the Steering Committee finds a significant imbalance in the utilization of Internal Resources (whether personnel, financial or otherwise) between the Parties in any year in furtherance of the Collaboration, the Steering Committee shall in good faith determine the fair market monetary value of such imbalance within thirty (30) days after each anniversary of the Effective Date or such other time period as established by the Steering Committee, and the Party found to be dedicating fewer Internal Resources may elect to either (i) reimburse to the other Party the monetary value of the allocated imbalance as determined by the Steering Committee in quarterly installments until such imbalance is rectified, or (ii) accept a lower share of Gross Revenues (as contemplated in Section 4.2 below) until such imbalance is rectified. A Party may not reimburse the other Party on a lump-sum basis to regain its share of Gross Revenues unless the other Party consents. Any significant deviations from the annual budget must receive Steering Committee approval. With respect to the External Expenses, representatives of the Parties shall, not later than thirty (30) days after the end of each anniversary of the Effective Date or such other period as established by the Steering Committee, confer to reconcile their accounts of their respective External Expenses and, to the extent they agree, the Party to whose benefit there stands a credit as a result of such reconciliation, shall, not later than thirty (30) days after such reconciliation is completed, repay to the other Party any imbalance in such External Expenses so that each Party has incurred a like amount in connection with External Expenses. To the extent the representatives of the Parties are unable to agree on any External Expenses included in the scope or the reconcileable accounts by either Party, such disagreement shall be referred to the Steering Committee for resolution. Each Party shall also pay fifty percent (50%) of all direct expenses (e.g., legal fees, travel, room and board) incurred by it in connection with commercialization activities approved in advance by the Steering Committee under a budget as part of the Commercialization Plan pursuant to Section 3.9. Each Party shall bear its own expenses incurred in connection with meetings of the Research Committee and Steering Committee. Nothing herein is intended to authorize, nor shall it be construed to authorize, either Party to bind the other to agreements with Third Parties, or to otherwise incur financial, contractual or other obligations on behalf of the other, without the express prior written approval of the other Party.

         4.2. Revenues. Each Party shall receive fifty percent (50%) of all Gross Revenues, provided that each Party contributes approximately equal Internal Resources to the Collaboration as contemplated under Section 4.1. In the event that one Party expends greater Internal Resources than the other Party in the Collaboration as provided for in
Section 4.1 above, then so long as such excess resource expenditure was approved by the Steering Committee as part of the annual budget in accordance with
Section 4.1. above, the allocation of Gross Revenues payable to each Party in respect of any Collaboration Work Product shall be determined as follows: *****.

         4.3. Records. Each Party shall establish separate and distinct accounting records (but not necessarily separate general ledgers) such that the expenditures for the Collaboration are separately accounted for and easily ascertainable. As a guideline, each Party should have separate project records, supported by time records and records of direct expenses, attributable to the Collaboration and, where practicable, particular Collaboration Work Product or other discrete aspect of the Collaboration. The Parties shall in good faith confer to coordinate the organization of their record and timekeeping procedures to the extent reasonably possible in light of their different business operations. Each Party shall maintain these records for a period of ***** after the conclusion of the applicable calendar year. Each Party shall have the right, at its own expense, to cause an independent certified public accountant reasonably acceptable to the other Party to inspect such records during normal business hours for the sole purpose of verifying the expenditures reported under this Agreement. The accountant shall conduct the audit at a date and time reasonably acceptable to the audited Party but not later than fifteen (15) business days after the audited Party is notified of the audit. Such accountant shall not disclose to the requesting Party any information other than information relating to accuracy of expenditures reported under this Agreement and shall provide the audited Party with a copy of any report given to the requesting Party. In the event of any discrepancy, the Parties shall promptly reconcile the discrepancy to achieve the results set forth in Sections 4.1. and
4.2. Each Party may exercise its audit right not more than once a year.

         4.4. Valuation of Securities. Unless otherwise expressly agreed to by the Steering Committee, the Parties shall not accept securities or other non-monetary consideration in return for the grant of rights to any Collaboration Product or Collaboration Work Product to which a revenue share, as contemplated in Section 4.2 above, would be applicable. Where the Parties desire to accept securities or other non-monetary consideration, such acceptance shall be subject to a written agreement, by the Parties, as to the allocation, valuation, disposition and control of, and any other relevant aspects arising in connection with, the delivery of such non-monetary consideration to the Parties.

5. Intellectual Property Rights.

         5.1. License Grants.

                  5.1.1. Cross-Licenses and Cross-Assignments.

         (i) ArQule hereby grants GTC a worldwide, royalty-free, non-exclusive license in the Field under the ArQule Patent Rights and other rights in ArQule Technology to conduct research

* Confidential Treatment has been requested for the marked portion.

and development activities within the Collaboration pursuant to the Collaboration Plan and Research Plan as approved by the Research Committee and Steering Committee.

         (ii) GTC hereby grants ArQule a worldwide, royalty-free, non-exclusive license in the Field under the GTC Patent Rights and other rights in GTC Technology to conduct research and development activities within the Collaboration pursuant to the Collaboration Plan and Research Plan as approved by the Research Committee and Steering Committee.

         (iii) To the extent that any Patent Rights in Collaboration Compounds or their use against Collaboration Targets are not assigned to both ArQule and GTC as joint owners or are not otherwise jointly invented by one or more employees or consultants of GTC and one or more employees or consultants of ArQule in connection with the Collaboration, then the Party to whom such rights are assigned shall assign, transfer, and convey to the other Party an undivided joint right and interest in such Patent Rights so that such Patent Rights become Joint Patent Rights under this Agreement. Nothing herein shall be construed to obligate either Party to assign, convey, or otherwise transfer to the other Party any rights that a Party is not lawfully entitled to assign, convey, or otherwise transfer.

                  5.1.2. Commercialization Licenses. In the event that the Parties sell, license, or otherwise transfer commercial rights in Collaboration Work Product to a Third Party pursuant to Section 3.8. above, each Party hereby covenants and agrees to grant to such Third Party any rights and licenses to their respective rights in Patent Rights and Technology as reasonably necessary for such Third Party to exploit the Collaboration Work Product in the Field, and, to the extent true and correct, to provide reasonable warranties of title, reasonable further assurances, and similar reasonable provisions in connection with such grant of rights or licenses so long as the same are consistent with ordinary industry practices in the relevant business. The Parties shall periodically meet to anticipate potential intellectual property conflicts that may arise as a result of the obligations set forth in this Section.

         5.2. Intellectual Property Developed Outside of the Collaboration. Except as expressly set forth in this Agreement, neither Party shall have any rights in Patent Rights and Technology that is developed or discovered by the other Party prior to the Effective Date or outside of the scope of the Collaboration. ArQule shall have no rights in GTC Targets or GTC Compounds other than as expressly provided in the Agreement, and GTC shall have no rights in ArQule Compounds other than as expressly provided in the Agreement. Each Party shall have sole responsibility for, and control over, Patent Rights claiming any of its Technology that was developed or discovered prior to the Effective Date or outside of the scope of the Collaboration. Neither Party shall have any right to review and comment on any patent applications, office actions, responses to office actions, or other materials filed in connection with such Patent Rights of the other Party.

         5.3. Intellectual Property Arising from the Collaboration.

                  5.3.1. Right to Use. Except as otherwise expressly provided in this Agreement, each Party shall have the following rights and restrictions for the use of Patent Rights and Technology arising from the Collaboration:

         (i) ArQule shall not have any right or license under GTC Patent Rights or other rights in GTC Technology arising from the Collaboration.

         (ii) GTC shall not have any right or license under ArQule Patent Rights or other rights in ArQule Technology arising from the Collaboration.

         (iii) As set forth in Subsection 3.4.5, during the Collaboration each Party may only use Collaboration Compounds and Collaboration Targets in the Field as part of the Collaboration, unless a party receives the prior written consent of the other Party.

                  (iv) Except as otherwise provided in this Agreement, each Party shall have the right to use Joint Patent Rights and Collaboration Technology consistent with the provisions of Article 7 without accounting to the other Party.

                  5.3.2. Ownership. Ownership of Patent Rights and Technology arising from the Collaboration shall be allocated in the following manner:

         (i) ArQule shall have sole ownership of all right, title, and interest in ArQule Patent Rights and ArQule Technology;

         (ii) GTC shall have sole ownership of all right, title, and interest in GTC Patent Rights and GTC Technology; and

         (iii) ArQule and GTC shall have joint ownership of all right, title, and interest in Joint Patent Rights and Collaboration Technology.

Each Party shall ensure that its employees, consultants, agents, and representatives are contractually required to disclose and to assign to such Party all Patent Rights and other rights in Technology arising from the Collaboration.

                  5.3.3. Notice. Each Party shall provide prompt written notice to the Research Committee of the internal disclosure of any Patent Rights or significant Technology developed by its personnel in connection with the Collaboration.

                  5.3.4. Responsibility for Patent Rights. ArQule shall be responsible for and shall control, at its sole cost and expense, the preparation, filing, prosecution, grant, and maintenance of any Patent Rights claiming only ArQule Technology arising from the Collaboration and shall consult with GTC on, and give GTC a reasonable opportunity to review, all such filings to the extent they directly relate to the Collaboration. GTC shall be responsible for and shall control, at its sole cost and expense, the preparation, filing, prosecution, grant, and maintenance of all Patent Rights claiming only GTC Technology arising from the Collaboration and shall consult with ArQule on, and give ArQule a reasonable opportunity to review, all such filings to the extent they relate directly to the Collaboration. In the case of Collaboration Technology, the Research Committee will decide whether to seek Joint Patent Rights claiming that Technology or to maintain that Technology as a trade secret, subject to approval of the Steering Committee.

The Research Committee will also decide whether to seek Patent Rights claiming both ArQule Technology and GTC Technology in one filing (which shall also constitute a Joint Patent Right), subject to approval of the Steering Committee. If the Parties decide to seek any Joint Patent Rights, the Parties shall retain counsel reasonably acceptable to both parties to prepare and prosecute patent applications relating to such Patent Rights and shall otherwise cooperate in good faith to jointly prepare, file, prosecute, and maintain such Patent Rights, and all related expenses shall be borne equally by the Parties. Notwithstanding the foregoing, neither Party shall file any Joint Patent Rights claiming the composition or use of any Active Compound until the Research Committee has properly designated that Active Compound as a Collaboration Compound in accordance with Subsection 3.4.5.

                  5.3.5. Assumption of Rights by Other Party. In the event that a Party desires to decline responsibility for obtaining or maintaining Patent Rights in any country for any of its Technology that arises from the Collaboration, such Party will notify the other Party reasonably in advance of taking such action so that no uncurable deadlines are imminent and, upon request, will allow the other Party to assume responsibility for, and all expenses relating to, the relevant Patent Rights in those countries; provided, however, that neither Party shall have the right to seek patent protection for any Technology that a Party has decided, in its sole discretion, to maintain as a trade secret, nor shall it have a right to assume responsibility for Patent Rights in any country where the reason the other Party has elected not to pursue such rights has a bona fide business purpose (e.g., electing not to pursue Patent Rights in a particular county because of limited commercial advantages as compared to potential risks of prejudicing validity or enforceability in other jurisdictions or prosecution costs) as determined in the sole discretion of the other Party. In the event that a Party desires to cease further payment of patent-related expenses for a Joint Patent Right in any country, such Party may assign to the other Party all rights in that Joint Patent Right in such country and thereafter have no further obligation to pay such expenses.

                  5.3.6. Cooperation. Each Party agrees to in good faith cooperate fully in the preparation, filing, prosecution, and maintenance of all Patent Rights claiming Technology arising from the Collaboration. Such cooperation includes, without limitation, (i) promptly executing all papers and instruments, or requiring its employees, consultants, and agents to execute such papers and instruments, as reasonable and appropriate so as to enable one or both Parties to file, prosecute, and maintain such Patent Rights in any country;
(ii) promptly informing the other Party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patent Rights; and
(iii) undertaking no actions that are potentially deleterious to the preparation, filing, or prosecution of any such Patent Rights.

6. Research Materials.

         6.1. Ownership of Research Materials. In the course of this Collaboration, one Party (the "Provider"") may transfer to the other Party (the "Recipient") certain of its Research Materials. The Recipient acknowledges and agrees that such Research Materials are and shall be owned by the Provider. The Recipient agrees to execute and deliver any documents of assignment or conveyance to effectuate the ownership rights of the Provider in such Research Materials. Specifically, GTC acknowledges and agrees that all ArQule Compounds provided to GTC in the

Collaboration are proprietary to and owned by ArQule and are or may be covered by claims of ArQule Patent Rights, and ArQule acknowledges and agrees that all GTC Compounds and expressed proteins for GTC Targets provided by GTC in the Collaboration are proprietary to and owned by GTC and are or may be covered by claims of GTC Patent Rights.

         6.2. Use and Transfer of Research Materials. Except as otherwise agreed by the Research Committee, the Recipient agrees to use Research Materials provided by the Provider solely for purposes set forth in this Agreement and shall not distribute such Research Materials to any Third Party other than its employees and consultants who are working on the Collaboration.

         6.3. Additional Restrictions for Proprietary Research Materials. In the case of Proprietary Research Materials furnished by a Provider, Recipient agrees
(i) not to transfer such Proprietary Research Materials to any Third Party without the prior written consent of the Provider, (ii) to permit access to the Proprietary Research Materials only to its employees and consultants requiring such access in furtherance of their job responsibilities and the purposes of this Agreement, (iii) to inform such employees and consultants of the proprietary nature of the Proprietary Research Materials, and (iv) to take reasonable precautions, at least as stringent as those observed by Recipient to protect its own proprietary materials, to ensure that such employees and consultants observe the obligations of Recipient under this Section.

         6.4. Disposition of Unused Research Materials. At the request of Provider, Recipient will return or destroy any unused Research Materials furnished by Provider.

         6.5. Compliance with Law. Recipient agrees to comply with all federal, state, and local laws and regulations applicable to the use, storage, disposal, and transfer of Research Materials furnished by Provider, including without limitation the Toxic Substances Control Act (15 USC 2601 et seq.) and implementing regulations (in particular, 40 CFR 720.36 [Research and Development Exemption]), the Food, Drug, and Cosmetic Act (21 USC 301 et seq.) and implementing regulations, and all Export Administration Regulations of the Department of Commerce. Recipient assumes sole responsibility for any violation of such laws or regulations by Recipient or any of its Affiliates or Sublicensees.

         6.6. Limitation of Liability. Any Research Materials delivered pursuant to this Agreement are understood to be experimental in nature and may have hazardous properties. Recipient should assume that the compounds are dangerous and should use appropriate precautions. PROVIDER MAKES NO REPRESENTATIONS, AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE RESEARCH MATERIALS FURNISHED TO RECIPIENT. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE RESEARCH MATERIALS WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.

7. Confidential Information.

         7.1. Designation of Confidential Information. Confidential Information that is disclosed in writing or electronically shall be marked with a legend indicating its confidential status. Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

         7.2. Obligations of Receiving Party. The Receiving Party agrees that it shall:

         (i) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information on terms not less restrictive than those set forth herein and who need to know such Confidential Information for the purposes set forth in this Agreement;

         (ii) use all Confidential Information solely for the purposes of this Agreement and the permitted uses set forth in Subsection 7.5.;

         (iii) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information; and

         (iv) use diligent, commercially reasonable best efforts to enforce the obligations of confidentiality imposed upon its directors, officers, employees, consultants and advisors hereunder, and to immediately inform the other Party of any known or imminent unauthorized disclosure in order to afford the other Party an opportunity to take such measures as it is lawfully entitled to take in order to protect the confidentiality of, or remedy the unauthorized disclosure of, any Confidential Information.

         7.3. Exceptions. The obligations of the Receiving Party under Subsection 7.2. above shall not apply to the extent that the Receiving Party can demonstrate by clear and convincing evidence that certain Confidential
Information:

         (i) was in the public domain prior to the time of its disclosure under this Agreement;

         (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party;

         (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information;

         (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a Third Party having no fiduciary relationship with the Disclosing Party and owing no obligation of confidentiality or non-use to the Disclosing Party with respect to such Confidential Information; or

         (v) is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the FDA or the United States Patent and Trademark Office or to their foreign equivalents), or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, to the extent possible, to minimize the extent of such disclosure, and further provided that the Receiving Party shall cooperate in good faith with Disclosing Party's efforts, if any, to protect, limit or otherwise alter the terms of any compelled disclosure of Confidential Information.

         7.4. Return of Confidential Information. Upon the termination of this Agreement, or earlier at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

         7.5. Permitted Use of Information. GTC and ArQule may use the general knowledge and expertise obtained from conduct of the primary screens with the ArQule Compounds, GTC Compounds, Other Compounds, and Analog Compounds for internal research other than for purposes of developing pharmaceutical products that are Analog Compounds of such ArQule Compounds, GTC Compounds, Other Compounds, and Analog Compounds.

         7.6. Survival of Obligations. The obligations set forth in this Article shall remain in effect, for any particular item of Confidential Information, for a period of ten (10) years after the date upon which a Receiving Party first received that Confidential Information, except that the obligation of the Receiving Party to return Confidential Information to the Disclosing Party shall survive until fulfilled.

8. Indemnification and Insurance.

         8.1. General Indemnification. Each Party (the "Indemnifying Party") shall indemnify and hold harmless the other Party, its Affiliates, and their respective directors, officers, employees and agents (collectively, the "Indemnitees ") from and against all claims, expenses or liability of whatever nature owed or alleged to be owed to any Third Parties (including, without limitation, governmental agencies) and arising from any default, act, omission, or negligence of the Indemnifying Party, its agents or employees, or others exercising rights by, through, or under the Indemnifying Party, or the failure of the Indemnifying Party or such persons to comply with any applicable laws, rules, regulations, codes, ordinances or directives of governmental authorities, in each case to the extent the same are related, directly or indirectly, to the Collaboration described herein; provided, however, that in no event shall the Indemnifying Party be obligated under this section to indemnify the Indemnitees where such claim, expense or liability results solely from any omission, fault, negligence, or other misconduct of any of the Indemnitees.

         8.2. Product Liability Indemnification. Each Party (the "Indemnifying Party") agrees to defend, indemnify, and hold the other Party, its Affiliates, and their respective directors, officers, employees, and agents (collectively, the "Indemnitees") harmless from all costs, judgments, liabilities, and damages assessed by a court of competent jurisdiction arising from claims asserted by a Third Party against the Indemnitees as a result of (i) actual or asserted violations of any applicable law or regulation by the Indemnifying Party, its Affiliates, sublicensees, or Third Party manufacturers by virtue of which the Collaboration Products manufactured, distributed, or sold shall be alleged or determined to be adulterated, misbranded, mislabeled, or otherwise not in compliance with such applicable law or regulation; (ii) claims for bodily injury, death, or property damage attributable to the manufacture, distribution, sale, or use of the Collaboration Products by the Indemnifying Party, its Affiliates, sublicensees, or Third Party manufacturers; or (iii) a recall ordered by a governmental agency, or required by a confirmed failure, as reasonably determined by the Parties, of Collaboration Products manufactured, distributed, or sold by the Indemnifying Party, its Affiliates, and its sublicensees; provided, however, that in no event shall the Indemnifying Party be obligated under this section to indemnify the Indemnitees where such claim, expense or liability results solely from any omission, fault, negligence, or other misconduct of any of the Indemnitees.

         8.3. Procedure. The Indemnitees agree to provide the Indemnifying Party with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. If an Indemnitee fails to provide such notice within a reasonable time, and if such failure prejudicially affects the ability of the Indemnifying Party to defend such action, the Indemnifying Party shall be relieved of its liability to such Indemnitee under this Article 8. The Indemnifying Party agrees, at its own expense, to provide attorneys reasonably acceptable to the Indemnitees to defend against any such claim. The Indemnitees shall cooperate fully with the Indemnifying Party in such defense and will permit the Indemnifying Party to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of the Indemnifying Party, if representation of such Indemnitee by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other Party represented by such counsel. The Indemnifying Party agrees to keep the other Party informed of the progress in the defense and disposition of such claim and to consult with such Party with regard to any proposed settlement.

         8.4. Insurance. Each Party shall maintain, and shall require its Affiliates and sublicensees to maintain, adequate general commercial liability insurance, including, to the extent appropriate, product liability and clinical trials liability insurance, or self insurance (in a form and with reserves reasonably acceptable to the other Party) with respect to such Party's business and, in particular, the development, manufacture, and sale of Collaboration Products by such Party in such amount as that Party customarily maintains with respect to the development and sale of its other products and services, and in no event less than a reasonable amount. Each Party shall maintain, and shall require its Affiliates and sublicensees to maintain, such insurance for so long as that Party continues to manufacture or sell the Collaboration Products, and thereafter for so long as that Party maintains insurance for itself covering such manufacture or sale. Nothing herein shall be construed to obligate either party to maintain insurance covering risks that do not, in the ordinary course of such party's business, arise.

9. Term and Termination.

         9.1. Term. This Agreement shall commence on the Effective Date and shall continue for a period of five (5) years from the Effective Date unless earlier terminated pursuant to this Article 9. Such term may be extended upon mutual agreement by the Parties.

         9.2. Early Termination. The Steering Committee may terminate this Agreement at any time by mutual agreement of the Parties. In addition, after the ***** of the Effective Date, either Party may terminate this Agreement at any time upon ninety (90) days written notice to the other Party.

         9.3. Termination for Default. In the event that either Party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other Party may terminate this Agreement effective immediately upon written notice to the Party in breach.

         9.4. Force Majeure. Neither Party will be responsible for delays in performance of obligations hereunder resulting from acts beyond the control of such Party, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder with reasonable dispatch whenever such causes are removed.

         9.5. Disposition of Collaboration Work Product. Except as otherwise agreed to by the Parties, the following provisions shall apply upon the expiration or termination of this Agreement.

         9.5.1. Commercial Products. If any Collaboration Work Product has been successfully commercialized pursuant to Subsection 3.9., the Parties shall share Gross Revenues attributable to that Collaboration Work Product as set forth in
Article 4 in perpetuity.

         9.5.2. No Residual Value. If the Parties agree that any Collaboration Work Product which has not been successfully commercialized pursuant to Section
3.9. has no significant residual value, then with respect to that Collaboration Work Product:

         (i) the Collaboration Compounds that are GTC Compounds or Analog Compounds based solely on GTC Compounds shall revert to GTC and ArQule shall assign to GTC all right, title, and interest in any such Collaboration Compounds, ArQule shall have no rights under this Agreement with respect to such Collaboration Compounds, and GTC shall have the right to license or otherwise commit such GTC Compounds to a Third Party or an internal program subject to the restrictions on Confidential Information set forth in Article 7;

         (ii) except as otherwise provided in clause (i) above, the Collaboration Compounds shall revert to ArQule and GTC shall assign to ArQule all right, title, and interest in any such Collaboration Compounds, GTC shall have no rights under this Agreement with respect to such Collaboration Compounds, and ArQule shall have the right to license or otherwise commit such Collaboration Compound to a Third Party or an internal program subject to the restrictions on Confidential Information set forth in Article 7;

         (iii) the Collaboration Targets shall revert to GTC and ArQule shall assign to GTC all right, title, and interest in any such Collaboration Targets, ArQule shall have no rights under this Agreement with respect to such Collaboration Targets, and GTC shall have the right to license or otherwise commit such Collaboration Targets to a Third Party or an internal program subject to the restrictions on Confidential Information set forth in Article 7; and

         (iv) notwithstanding the foregoing, for a period of ***** after the Collaboration terminates (the "Standstill Period"), neither Party will use, develop, or otherwise commercially exploit in the Field the relevant Collaboration Work Product; provided that, if a Party later determines that the Collaboration Work Product may have significant residual value, then the provisions of Subsection 9.5.3. shall apply effective upon written notice to the other Party.

         9.5.3. Residual Value. If the Parties fail to agree that any Collaboration Work Product which has not been successfully commercialized pursuant to Section 3.9. has no significant residual value, then the Parties will pursue the following alternatives in the order presented:

         (i) one Party may buy out the relevant Collaboration Work Product from the other Party on negotiated terms;

         (ii) the Parties may agree to commercialize the relevant Collaboration Work Product pursuant to Section 3.8.; or

         (iii) the Parties may apportion and distribute the rights in the relevant Collaboration Work Product based on its value in accordance with their respective share of Gross Revenues (determined under Section 4.2.).

         9.5.4 Limited Arbitration. In the event the Parties are unable to agree upon the disposition of any Collaboration Work Product in accordance with section 9.5.3 above, then the matter shall be resolved by arbitration in accordance with this Section 9.5.4, and the Parties shall, upon the written demand of either party, promptly (but in no event more than ten (10) days after receipt of such demand by the receiving Party) confer to appoint a single arbitrator knowledgeable in the Field and the commercialization of products useful in the Field. If the parties are unable to agree on the appointment of a single arbitrator, the Parties shall each appoint an arbitrator not later than ten (10) days after the Parties first confer, and the two so appointed shall promptly confer to appoint a third arbitrator to act as chairman of the arbitration. The arbitration shall be conducted in a confidential manner so that all information submitted to the arbitrator(s) shall be deemed to constitute Confidential Information hereunder, and the


* Confidential Treatment has been requested for the marked portion.

arbitrator(s) shall be treated as advisors in accordance with Section 7.2. The place of arbitration shall be Boston, Massachusetts. Not later than thirty (30) days after the date of the appointment of the arbitrator(s), the Parties shall each submit to the arbitrator(s) a written proposal (the "Offer to Buy") setting forth the best terms on which such Party would purchase or license from the other all of its right, title and interest in and to the relevant Collaboration Work Product (the Offers to Buy are hereafter collectively referred to as the "Offers"). The Offers may each be accompanied by a memorandum, of not more than five (5) single spaced typewritten pages, in support of the relevant Offer. The arbitrator(s) shall select from between the Offers the one that, in such arbitrator(s) sole judgment, best represents the fair market value, based on an arms-length transaction, of the relevant Collaboration Work Product, and the Parties shall thereafter be bound to enter into a definitive agreement on the terms of such Offer to Buy. The definitive agreement shall include a limited, non-exclusive right to use any Patent Rights or other Technology of the grantor Party that the grantor Party is lawfully entitled to grant and that are reasonably necessary in order to develop, use, and sell products or processes covered by such Collaboration Work Product. If the parties are thereafter unable to agree upon the final, definitive, documentation to effectuate such Offer to Buy, the Arbitrator(s) shall be competent to resolve any disputes relating to such documentation, which disputes may be referred to the Arbitrator(s) at any time by either Party subject to ten (10) days' prior notice to the other Party. The Parties shall share equally in the cost of the Arbitrator(s). Otherwise, the Parties shall each be responsible for their own costs incurred in connection with arbitration hereunder. Except as expressly set forth above, the arbitrator(s) shall not be competent to award any actual, punitive, consequential or other damages or otherwise bind the Parties to any obligations other than those expressly authorized pursuant to this Section 9.5.4. All proceedings hereunder shall be conducted by telephone unless otherwise expressly agreed to by both Parties. Except for the Offers and supporting memoranda, no other written or oral presentations regarding the substance of the dispute shall be made to the arbitrator(s).

         9.6. Deadlock. As described in Subsection 2.2.6., this Agreement shall automatically terminate sixty (60) days (or such longer period as the Parties mutually agree) after the Steering Committee deadlocks on any matter relating only to specific activities under the Collaboration, unless the matter is resolved by the respective Chief Executive Officers and Presidents of each Party during such time period.

         9.7. Survival. The following provisions shall survive the expiration or termination of this Agreement: Articles 4, 6, 7, 8, and 10; Sections 5.1.1, clause (iii), 5.3., 9.5., 9.7., 11.1., 11.5., 11.7., 11.9., and 11.10.

10. Dispute Resolution.

         10.1. Procedures Mandatory. Except as otherwise provided in Subsection 2.2.6., the Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Article may be modified by written agreement of the Parties. If either Party fails to observe the procedures of this Article, as modified by their written agreement, the other Party may bring an action for specific performance in any court of competent jurisdiction.

         10.2. Dispute Resolution Procedures.

                  10.2.1. Negotiation. Except as otherwise provided in Subsection 2.2.6., in the event of any dispute arising out of or relating to this Agreement, the affected Party shall notify the other Party, and the Steering Committee shall attempt in good faith to resolve the matter within ten
(10) days after the date such notice is received by the other Party (the "Notice Date"). Any disputes not resolved by good faith discussions within the Steering Committee shall be referred to senior executives of each Party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

                  10.2.2. Mediation. If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either Party may initiate mediation upon written notice to the other Party, whereupon both Parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the Parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either Party, the CPR shall appoint the mediator. The Parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the Parties reach a written settlement; (ii) the mediator notifies the Parties in writing that they have reached an impasse; (iii) the Parties agree in writing that they have reached an impasse; or (iv) the Parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date.

                  10.2.3. Trial without Jury. If the Parties fail to resolve the dispute through mediation, or if neither Party elects to initiate mediation, each Party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the Parties expressly waive any right to a jury trial in any legal proceeding under this Section.

         10.3. Preservation of Rights Pending Resolution.

                  10.3.1. Performance to Continue. Each Party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a Party may suspend performance of its obligations during any period in which the other Party fails or refuses to perform its obligations.

                  10.3.2. Provisional Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement. In particular, the dispute resolution provisions hereunder shall not limit either Party's right to seek legal protection in respect of the wrongful disclosure of Confidential Information.

         10.3.3. Statute of Limitations. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Subsections 10.2.1. and
10.2.2. are pending. The Parties shall take any actions necessary to effectuate this result.

11. Miscellaneous.

         11.1. Publicity. No press release, advertising, promotional sales literature, or other promotional oral or written statements to the public in connection with or alluding to work performed under this Agreement or the relationship between the Parties created by it, having or containing any reference to ArQule or GTC, shall be made by either Party without the prior written approval of the other Party, except for restatements of previously-approved statements and disclosures required by applicable law or regulation or the rules of any stock exchange or over the counter market on which a Party's securities are traded.

         11.2. Relationship of Parties. For the purposes of this Agreement, each Party is an independent contractor and not an agent or employee of the other Party. Neither Party shall have authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or authorized in writing. In particular, (i) neither Party shall represent to creditors or vendors that such Party has any authority to obligate or bind the other Party, and shall affirmatively correct any misconception to that effect and (ii) neither Party shall use the name of the other Party in connection with such transactions without the prior written consent of the other Party, which consent may be withheld in its sole discretion.

         11.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

         11.4. Headings. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

         11.5. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective lawful successors and assigns.

         11.6. Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that either of the Parties may, upon written notice to the other (which notice shall identify the assignee with specificity), assign this Agreement and the rights hereunder to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement provided such successor also assumes any surviving duties and obligations hereunder of the assigning Party.

         11.7. Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized national overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid, to the following addresses or facsimile numbers:

         If to GTC:
                                    Genome Therapeutics Corporation
                                    100 Beaver Street.
                                    Waltham MA 02154
                                    Attn: President
                                    Tel: (781) 398-2300
                                    Fax: (781) 893-8277

         with a copy (which shall not constitute notice) to:

                                    Pryor Cashman Sherman & Flynn LLP
                                    410 Park Avenue
                                    New York, NY 10022
                                    Attn: Jeffrey C. Johnson
                                    Tel: (212) 326-0118
                                    Fax: (212) 326-0806

         If to ArQule:
                                    ArQule, Inc.
                                    19 Presidential Way
                                    Woburn, MA  01801
                                    Attn:  President
                                    Tel: (781) 994-0300
                                    Fax: (781) 503-0009

         with a copy (which shall not constitute notice) to:

                                    ArQule, Inc.
                                    19 Presidential Way
                                    Woburn, MA  01801
                                    Attn:  Legal Department
                                    Tel: (781) 994-0300
                                    Fax: (781) 994-0676

Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section.

         11.8. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified at any time, but only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         11.9. Governing Law. This Agreement and the legal relations among the Parties shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflict of laws principles.

         11.10. Severability. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

         11.11. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings including, without limitation, the 1998 Agreement. Each of the Parties hereby waives its respective rights to notice provided in
Section 9.2 of the 1998 Agreement and agrees to terminate the 1998 Agreement effective immediately. Termination of the 1998 Agreement shall eliminate the respective rights of the Parties and relieve them of their respective obligations accruing under the 1998 Agreement except those rights and obligations which, pursuant to Section 9.6 thereof, are expressly intended to survive termination.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument as of the Effective Date.

GENOME THERAPEUTICS CORPORATION



By: /s/ Robert J. Hennessey
   ---------------------------------------
Name:Robert J. Hennessey
Title:Chairman and Chief Executive Officer


ARQULE, INC.




By: /s/ Stephen A. Hill
   -----------------------------------------
Name:Stephen A. Hill, M.D.
Title: President and Chief Executive Officer

                                    EXHIBIT A

                               COLLABORATION PLAN

This Collaboration Plan sets forth the general intentions of each Party regarding the overall conduct of the Collaboration. The Steering Committee may revise the Collaboration Plan in its discretion as necessary to achieve the objectives of the Collaboration. In addition, in the event of any conflict between the Collaboration Plan and a Research Plan duly approved by the Steering Committee, the provisions of the Research Plan shall prevail.

I. LEAD GENERATION

ARQULE COMPOUNDS

ArQule will make available to the Collaboration its Compass Array(TM) Sets and Mapping Array(TM) Sets for lead generation. A "Mapping Array Set" is an array of ArQule Compounds that ArQule generally makes available to its collaborators for screening on a non-exclusive basis under its Mapping Array Program. The term "Mapping Array" is a trademark owned by ArQule. Certain contractual restrictions on the Mapping Array Sets preclude ArQule from disclosing the structures of individual compounds until biological activity is detected. However, ArQule may disclose the generic structure of compounds in each Mapping Array Set in Markush format. A "Compass Array Set" is a library of ArQule Compounds that is a diverse subset of the Mapping Array Sets that are available in the ArQule repository. Each Compass Array Set uses at least approximately ***** of the total ArQule Compounds in each Mapping Array Set to represent the chemical diversity present in all of the available Mapping Array Sets. ArQule may also make available to the Collaboration, in it discretion, Biased Array(TM) Sets for lead generation. A "Biased Array Set" is a library of ArQule Compounds selected and consolidated from the Mapping Array repository based on a set of rules, such as a pharmacophore model, which enriches the library for the properties of interest.

Both GTC and ArQule will screen ArQule Compounds in accordance with the Research Plan.

ArQule will supply GTC with ArQule Compounds in the standard ArQule format of ***** in 96 well microtiter plates. Unless ArQule otherwise notifies the Research Committee, ArQule will provide each ArQule Compound in a *****, with a quantity of approximately (i) ***** (ii) *****. Although ArQule does not currently determine purity for every ArQule Compound, each Mapping Array Set has an average purity of at least ***** based on LC/MS/ELSD analysis of a ***** quality control pattern.

The Research Committee may decide to screen with Compass Array Sets, Biased Array Sets (if available), Mapping Array Sets, or a combination of them. Ideally, the Parties will initially screen the Compass Array Sets and Biased Array Sets (if available) before screening Mapping Array Sets. Based on these initial results, the Research Committee will decide which Mapping Array Sets to screen to identify additional Active Compounds and develop initial SAR and the Party that performed the initial screen will screen the selected Mapping Array Sets to identify additional Active Compounds. However, the Research Committee may decide to screen the Mapping Array Sets in any assay without use of the Compass Array Sets or available Biased Array Sets. In such event, the Party that is responsible for performing that assay will screen the full Mapping Array Sets.

When GTC performs a screen against a GTC Target, if GTC detects Active Compounds, GTC will report the spatial coordinates of those Active Compounds to ArQule and ArQule will determine availability as provided in Subsection 3.4.3. When ArQule performs a screen against a GTC Target, ArQule will determine availability of the Active Compounds as provided in Subsection 3.4.3. In either case, if the Active Compounds are Available Compounds for ArQule, ArQule will disclose the structures to GTC and GTC will determine availability as provided in Subsection 3.4.3. If the Active Compounds are Available Compounds for GTC, ArQule will disclose any ADMET data that ArQule may have obtained for the Active Compounds and, if GTC has performed the screen, GTC will disclose all associated screening data. The date on which availability of Active Compounds is confirmed will initiate a ninety-day reservation period for the Available Active Compounds and the corresponding GTC Target (if known), during which period each Party must preserve the availability of the Available Active Compounds and the GTC Target. The Steering Committee may extend the ninety-day reservation period. During the reservation period, ArQule will resynthesize a number of Available Active Compounds selected by the Research Committee to represent the full set of Available Active Compounds, and the Parties will confirm activity of the selected resynthesized Available Active Compounds in primary and secondary screens and disclose all screening data to the Research Committee.


* Confidential Treatment has been requested for the marked portion.

After activity is confirmed, the Research Committee will designate the Active Compounds as Collaboration Compounds and will designate the corresponding GTC Target (if known) as a Collaboration Target, all pursuant to Subsection 3.4.5. In addition, at the request of the Research Committee, ArQule will disclose the structures but not the locations of inactive ArQule Compounds in Mapping Array Sets from which Collaboration Compounds are selected. Unless otherwise determined by the Steering Committee, the Parties shall not designate Collaboration Compounds or Collaboration Targets from any Compass Array Set or a Biased Array Set without first screening the corresponding Mapping Array Sets to discover the best Active Compounds in that chemical series.


GTC COMPOUNDS

Both GTC and ArQule will screen ArQule Compounds in accordance with the Research Plan. Both GTC and ArQule will have access to the compound structures for GTC Compounds. If GTC detects an Active Compound, GTC will determine availability for GTC as provided in Subsection 3.4.4. If the Active Compounds are Available Compounds for GTC, GTC will disclose the structures to ArQule and ArQule will determine availability as provided in Subsection 3.4.4. If ArQule detects an Active Compound, ArQule will determine availability for ArQule as provided in Subsection 3.4.4. If the Active Compounds are Available Compounds for ArQule, ArQule will disclose the structures to GTC and GTC will determine availability as provided in Subsection 3.4.4. If the Active Compounds are Available Compounds for both Parties, the Party that performed the assay will disclose all associated screening data to the other Party.

The date on which availability of Active Compounds is confirmed will initiate a ninety-day reservation period for the Available Active Compounds and the corresponding GTC Target (if known), during which period each Party must preserve the availability of the Available Active Compounds and the GTC Target. The Steering Committee may extend the ***** reservation period. During the reservation period, ArQule or a Third Party will resynthesize and send to the Party that will perform the confirmatory assays a number of Available Active Compounds selected by the Research Committee to represent the full set of Available Active Compounds, and such Party will confirm activity of the selected resynthesized Available Active Compounds in primary and secondary screens and disclose all screening data to the Research Committee.

After activity is confirmed, the Research Committee will designate the Active Compounds as Collaboration Compounds and will designate the corresponding GTC Target (if known) as a Collaboration Target, all pursuant to Subsection 3.4.5.

OTHER COMPOUNDS

In addition to finding leads from the ArQule Compound libraries and GTC Compound library, the Parties may license or purchase libraries of Other Compounds from Third Parties, as directed by the Research Committee and approved by the Steering Committee. In such event, the Parties will equally share expenses as provided in Section 4.1. Both GTC and ArQule will screen


* Confidential Treatment has been requested for the marked portion.

ArQule Compounds in accordance with the Research Plan. Both GTC and ArQule will have access to the compound structures for Other Compounds (if available from the supplier). If a Party detects an Active Compound, such Party will disclose to the other Party the registration number or other identifier for the compound, and both Parties will determine whether the Active Compound is an Available Compound for such Party, as described in Subsection 3.4.4. If the Active Compounds are Available Compounds for both Parties, the Party that performed the assay will disclose to the other Party the identity of the GTC Target and all associated screening data.

The date on which availability of Active Compounds is confirmed will initiate a ninety-day reservation period for the Available Active Compounds and the corresponding GTC Target (if known), during which period each Party must preserve the availability of the Available Active Compounds and the GTC Target. The Steering Committee may extend the ninety-day reservation period. During the reservation period, ArQule or a Third Party (e.g., the compound provider) will resynthesize and send to the Party that will perform the confirmatory assays a number of Available Active Compounds selected by the Research Committee to represent the full set of Available Active Compounds, and such Party will confirm activity of the selected resynthesized Available Active Compounds in primary and secondary screens and disclose all screening data to the Research Committee.

After activity is confirmed, the Research Committee will designate the Active Compounds as Collaboration Compounds and will designate the corresponding GTC Target (if known) as a Collaboration Target, all pursuant to Subsection 3.4.5.


ANALOG COMPOUNDS

In addition to screening ArQule Compounds and Other Compounds, the Parties will develop Analog Compounds of Collaboration Compounds in lead optimization, and the Research Committee may desire to screen these Analog Compounds against other GTC Targets or in anti-infective assays in which the molecular target is unknown. In this case, GTC will have complete knowledge of the compound structures and ArQule will have complete knowledge of the biological relevance of the compounds.

Both GTC and ArQule will screen ArQule Compounds in accordance with the Research Plan. The Party that performs the assays will disclose all screening data to the other Party. If Active Compounds are detected, ArQule will resynthesize a number of Active Compounds selected by the Research Committee to represent the full set of Active Compounds, and the Parties will confirm activity of the selected resynthesized Active Compounds in primary and secondary screens and disclose all screening data to the Research Committee.

After activity is confirmed, the Research Committee will designate the corresponding GTC Target (if known) as a Collaboration Target, all pursuant to Subsection 3.4.5. Analog Compounds are, by definition, Collaboration Compounds.

II. LEAD QUALIFICATION

The Parties will seek to qualify Collaboration Compounds through additional biological assays, including functional assays, in vitro ADMET assays, bacterial inhibition assays, and other assays identified by the Research Committee. The biological assays for each project will be determined by the Research Committee and set forth in the Research Plan. The combination of initial SAR, in vitro activity evaluation, and in vitro ADMET profiling will enable the identification of qualified hits amenable to additional lead optimization efforts.

III. LEAD OPTIMIZATION

Lead optimization activities will consist of the iterative synthesis and testing of Collaboration Compounds (including Analog Compounds within a Collaboration Compound Set) to identify one or more lead compounds that exhibit acceptable activity and selectivity for a Collaboration Target or other anti-infective activity if the molecular target is unknown, as well as exhibiting inhibition of bacterial growth or bactericidal activity, favorable ADMET characteristics (including minimal toxicity and oral bioavailability and an acceptable pharmacokinetic profile), and in vivo efficacy with an acceptable therapeutic index in an appropriate *****. The Parties hope that one or more of the Collaboration Compound Sets will progress through lead optimization to identify at least one GLP Toxicology Candidate. During this phase of the program, several iterations of analog synthesis and optimization will be executed in parallel with in vitro ADMET profiling, biological assays for potency and selectivity, and in vivo testing in animal models as appropriate.

IV. PRECLINICAL DEVELOPMENT

Preclinical development activities will consist of the performance of formulation, stability, in vivo efficacy *****, GLP toxicology studies, PK/PD studies, and other preclinical development activities that are required by the United States Food and Drug Administration (or its foreign equivalent) prior to beginning *****. The Parties will share the expenses of preclinical development on an equal basis.

If the Parties decide to conduct preclinical development of one or more GLP Toxicology Candidates to develop an IND Candidate, the Research Committee will update the Research Plan with a preclinical development plan specifying responsibilities of each Party and a proposed timetable for accomplishment of objectives. The Parties may perform the formal studies that are required to support the filing of an IND (or its foreign equivalent) or outsource them to a Third Party. The Parties may also file the IND.


*Confidential Treatment has been requested for the marked portion.

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
                                    EXHIBIT B

*****

  *Confidential Treatment has been requested for the marked portion.

                                       35